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EXHIBIT 16.1


[BDO Seidman, LLP letterhead]





January 20, 2005



Securities and Exchange Commission
450 5th Street N.W.
Washington, D.C. 20549


We have been furnished with a copy of the response to Item 4.01 of Form 8-K for the event that occurred on January 12, 2005, to be filed by our former client, Crdentia Corp. We agree with the statements made in response to that Item insofar as they relate to our Firm.


Very truly yours,


/s/ BDO Seidman, LLP